Exhibit 3.143

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MASSPOWER PARTNERS I, LLC

This Fifth Amended and Restated Limited Liability Company Operating Agreement (as amended or amended and restated from time to time, this “Agreement”) of Masspower Partners I, LLC, a Delaware limited liability company (“Company”), is entered into by Dynegy Resources Generating Holdco, LLC (f/k/a EquiPower Resources Holdings, LLC), a Delaware limited liability company (“Dynegy”), and Masspower Holdco, LLC, a Delaware limited liability company (“Masspower” and, together with Dynegy, the “Members”), as Members of the Company, as of April 1, 2015. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto which is incorporated herein by reference.

WHEREAS, the Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on December 6, 2005 under the name Silver Ship MP Partners, LLC, as amended May 3, 2007 to reflect a change in the name to BG MP Partners I, LLC, as further amended May 12, 2010 to reflect a change in the name to Masspower Partners I, LLC;

WHEREAS, the Members are party to the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of January 20, 2011 (the “Fourth Amended and Restated LLC Agreement”);

WHEREAS, the Members desire to enter into this Agreement to govern the operation of the Company. The Agreement is effective as of the date first written above and supersedes and replaces entirely any and all agreements governing the operations of the Company and the rights and obligations of its Members.

NOW THEREFORE, the Members hereby agree to amend, restate and replace the Fourth Amended and Restated LLC Agreement in its entirety and to continue the Company under the Act upon the following terms and conditions:

ARTICLE I

Name.

The name of the limited liability company hereby is Masspower Partners I, LLC.

ARTICLE II
Principal Business Office.

The principal business office of the Company shall be located at 601 Travis Street, Suite 1400 Houston, Texas 77002, or such other location as may hereafter be determined by the Members.

ARTICLE III
Registered Office.

The address of the registered office of the Company in the State of Delaware is 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.

ARTICLE IV
Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.

ARTICLE V

Members.

Section 5.01                             Dynegy and Masspower are the only members of the Company. Dynegy shall hold 2.69% of the Class A Membership Interests and 100% of the Class B Membership Interests of the Company. Masspower shall hold 97.31% of the Class A Membership Interest of the Company. For the purposes of this Agreement, the term “Membership Interest” shall mean, with respect to a Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, if applicable; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member.

Section 5.02                             The mailing addresses of the Members are set forth on Schedule B attached hereto.

Section 5.03                             The holders of the Class A Membership Interests as a class shall have one hundred percent (100%) of the voting rights in the Company with such voting rights allocated among the Members in the ratio of their respective ownership of such Class A Membership Interests with each full percentage thereof entitling the owner thereof to one vote. The holders of Class B Membership Interests shall have no voting rights in the Company except as otherwise required by the Act.

Section 5.04                             The Members may act by written consent.

ARTICLE VI

Certificates.

Brian Finkelstein was designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his or her powers as an “authorized person” ceased, and Dynegy thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. Dynegy or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE VII

Purposes.

The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

ARTICLE VIII

Powers.

The Company, and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in ARTICLE VII and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

ARTICLE IX

Management.

Section 9.01                             Manager Managed. Except as otherwise required by law or by this Agreement, Dynegy shall have full, exclusive and complete authority to manage and control the business and affairs of the Company as a “manager,” as that term is used in the Act.

Section 9.02                             Powers. Dynegy shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Dynegy has the authority to bind the Company.

Section 9.03                             Officers. The Officers of the Company shall be designated by Dynegy. The additional or successor Officers of the Company shall be chosen by Dynegy and shall consist of at least a President, a Vice President, Secretary and Treasurer. Any number of offices may be held by the same person. Dynegy may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by Dynegy. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by Dynegy. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by Dynegy. Any vacancy occurring in any office of the Company shall be filled by Dynegy.

Section 9.04                             Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of Dynegy not inconsistent with this

Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 9.05                             Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE X
Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company.

ARTICLE XI
Additional Contributions.

The Members have not and shall not at any time be required to make any capital contributions to the Company. The Members may, but shall not be required to, make contributions to the capital of the Company from time to time. No interest shall be paid on capital contributions made by any Member. No Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

ARTICLE XII
Allocation of Profits and Losses.

The Company’s profits and losses shall be split equally between the Class A Membership Interests and the Class B Membership Interests and shall be split within each class of Membership Interests pro rata based on such Member’s Membership Interest in such class.

ARTICLE XIII

Distributions.

Distributions shall be made to the Members at the times and in the aggregate amounts determined by Dynegy. Each distribution shall be split equally between the Class A Membership Interests and the Class B Membership Interests and shall be split within each class of Membership Interests pro rata based on such Member’s Membership Interest in such class. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

ARTICLE XIV
Books and Records.

Dynegy shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by Dynegy. The Company’s books of account shall be kept using the method of accounting determined by Dynegy. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by Dynegy.

ARTICLE XV
Other Business.

The Members and any Affiliate of a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

ARTICLE XVI
Exculpation and Indemnification.

Except as limited by applicable law and subject to the provisions of this ARTICLE XVI, any officer, director, employee, Member or Affiliate of a Member of the Company (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Company against, any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being an officer director, employee, Member or Affiliate of a Member of the Company, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this ARTICLE XVI for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under this Agreement, or bad faith of such Indemnitee. The rights of indemnification provided in this ARTICLE XVI are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law. Without limiting the foregoing, an Indemnitee will be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the Act or any other applicable statute.

ARTICLE XVII

Assignments.

A Member may assign its limited liability company interest in the Company. Subject to ARTICLE XIX, if a Member transfers all of its limited liability company interest in the Company pursuant to this ARTICLE XVII, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE XVIII
Membership Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (“Article 8”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The limited liability company interests in the Company shall be evidenced by certificates (the “Membership Certificates”), and the Membership Certificates shall be signed by any Officer, as authorized signatory on behalf of the Company, and shall be in such form as such Officer determines. The certificated limited liability company interests shall be “certificated securities” and shall be in registered form within the meaning of Article 8. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8, such provision of Article 8 shall be controlling. Subject to any limitations on the admission of additional Members set forth in this Agreement, additional Membership Certificates may be issued to an additional Member only upon the admission of such additional Member pursuant to this Agreement. Each Membership Certificate issued hereunder shall bear substantially the following legend:

“THIS CERTIFICATE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF MASSPOWER PARTNERS I, LLC, DATED APRIL 1, 2015, AND EFFECTIVE AS OF APRIL 1, 2015 (THE “AGREEMENT”). THIS CERTIFICATE EVIDENCES A LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY AND SHALL BE A SECURITY FOR PURPOSES OF (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.”

ARTICLE XIX
Admission of Additional Members and Transfers of Indirect Interests.

One or more additional members of the Company may be admitted to the Company with the written consent of the Members.

ARTICLE XX

Dissolution.

Section 20.01                      The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner required under this ARTICLE XX or permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes both Members to cease to be members of the Company (other than (i) upon an assignment by a Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to ARTICLE XVII and ARTICLE XIX, or (ii) the resignation of a Member and the admission of an additional member of the Company pursuant to ARTICLE XVIII and ARTICLE XIX), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or Member in the Company.

Section 20.02                      Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or any additional member shall not cause such Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 20.03                      Notwithstanding any other provision of this Agreement, each of the Members and any additional member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member, or any additional member, or the occurrence of an event that causes a Member, or any additional member to cease to be a member of the Company.

Section 20.04                      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 20.05                      The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the

Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XXI
Waiver of Partition; Nature of Interest.

To the fullest extent permitted by law, the Members and any additional member admitted to the Company hereby irrevocably waive any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to ARTICLE XIII hereof. The interests of the Members in the Company are personal property.

ARTICLE XXII
Tax Status.

It is intended that the Company shall be a disregarded entity for federal, state, and local income tax purposes.

ARTICLE XXIII
Benefits of Agreement; No Third Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member, and nothing in this Agreement shall be deemed to create any right in any Person (other than Indemnitees) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, except as provided in ARTICLE XXVI.

ARTICLE XXIV
Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

ARTICLE XXV
Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

ARTICLE XXVI
Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members in accordance with its terms.

ARTICLE XXVII
Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

ARTICLE XXVIII

Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Members.

ARTICLE XXIX

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

ARTICLE XXX

Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in ARTICLE II, (b) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

ARTICLE XXXI

Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date of the date first written above.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Fifth Amended and Restated Limited Liability Company Agreement as of the date set forth above.

MEMBER:
DYNEGY RESOURCES GENERATING HOLDCO, LLC
a Delaware limited liability company

By:	/s/ Heidi D. Lewis
Name:	Heidi D. Lewis
Title:	Vice President, Group General Counsel and Assistant Secretary

MEMBER:
MASSPOWER HOLDCO, LLC
a Delaware limited liability company

By:	/s/ Heidi D. Lewis
Name:	Heidi D. Lewis
Title:	Vice President, Group General Counsel and Assistant Secretary

SCHEDULE A

Definitions

A.                                    Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as in effect the date hereof and as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person or any Person who has a direct familial relationship, by blood, marriage or otherwise, with such Person.

“Agreement” means this Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Article 8” has the meaning set forth in ARTICLE XVIII.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 6, 2005 and as may be amended or amended and restated from time to time.

“Company” means Masspower Partners I, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting A-

2 securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Indemnitees” has the meaning set forth in ARTICLE XVI.

“Members” means, collectively, Dynegy Resources Generating Holdco, LLC, a Delaware limited liability company, and Masspower Holdco, LLC, a Delaware Limited Liability Company, as members of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Certificates” has the meaning set forth in ARTICLE XVIII.

“Membership Interest” has the meaning set forth in ARTICLE V.

“Officer” means an officer of the Company described in ARTICLE IX.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B.                                    Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or subdivision. The Article and Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Article, Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Members

Name	Mailing Address
Dynegy Resources Generating Holdco, LLC	601 Travis Street, Suite 1400 Houston, Texas 77002
Masspower Holdco, LLC	601 Travis Street, Suite 1400 Houston, Texas 77002